Exhibit 19.1

POLAR POWER, INC.

INSIDER TRADING POLICY

Dated: December 6, 2016

To:	All Directors, Officers and Employees

From:	Arthur D. Sams, President, Chief Executive Officer and Chairman of the Board of Directors

Polar Power, Inc. (the “Company”) has included its shares of common stock for quotation on The NASDAQ Capital Market. As a result, we have a responsibility towards our stockholders to establish rigorous internal procedures regarding the flow of information within the Company and from the Company to the public. Moreover, our directors and officers and many of our employees may or do hold options to purchase shares of the Company and, under United States securities laws, our Company is required to take steps to ensure that director, officer and employee decisions regarding the purchase and sale of securities are made only on the basis of the same level of information concerning the Company as other stockholders. In other words, the Company is required to take steps to ensure that directors, officers and employees do not trade on “inside information.”

The Board of Directors has adopted the following Insider Trading Policy which applies to all directors, officers and employees of the Company arising from our legal and ethical responsibilities as a public company.

I.	Prohibition Against Trading on Material Non-public Information.

If you are aware of material non-public information relating to the Company (often called “inside information”), you are prohibited from trading in our securities, directly or indirectly (including in a 401K plan or employee stock purchase plan) except as provided for in written sales plans (“10b5-1 Sales Plans”) that have been adopted in conformity with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and from disclosing such information to any other persons (including relatives, friends, brokers, investment adviser, etc.). Any information, positive or negative, is “material” if it would be expected to (a) affect the decision of a reasonable investor in determining whether to purchase, sell or hold our securities or (b) significantly alter the market price of our securities. Information may be material for this purpose even if it would not alone determine the investor’s decision. Examples include:

●	a potential business acquisition;

●	internal information about revenues, earnings or other aspects of financial performance that departs in any way from what the market would expect based upon prior disclosures;

●	important business developments;

●	the acquisition or loss of a major customer; or

●	an important transaction.

We emphasize that this list is merely illustrative.

Information may be considered “non-public” if it has not been disseminated in the Company’s filings with the Securities and Exchange Commission (the “SEC”) or in its annual reports to stockholders or has not been the subject of a prior widely-disseminated Company press release. Unless the Company publicly confirms information reported in wire service dispatches and other news media, market letters or other third-party sources, such information may still be considered non-public. You should be aware that it is the Company’s policy not to comment on such information.

Once material information is publicly disseminated, trading can occur after a lapse of one full trading day. Therefore, if an announcement is made before the commencement of trading on a Monday, a director, officer or employee may trade in the Company’s stock starting on the Tuesday of that week, because one full trading day would have elapsed by then (all of Monday). If the announcement is made on Monday after trading begins, directors, officers and employees may not trade in the Company’s stock until Wednesday.

It is impossible to overstate the importance of understanding and complying with the insider trading laws. You need not be a director or officer of the Company to be subject to the insider trading laws. Any employee is subject to prosecution for a violation.

Please consult the Company’s Chief Financial Officer (or the Company’s Acting Chief Financial Officer, as the case may be) (the “Securities Compliance Officer”) if you are uncertain when trading may commence following an announcement.

II.	Restricted Periods.

Directors, officers and director-level employees should not trade any securities of the Company except during the period that begins one full trading day after the financial results for the quarter (or for the full year with respect to the fourth quarter) have been announced publicly and ends on the fifteenth day of the last month of the following fiscal quarter. The announcement date of the quarterly results varies, but occurs normally toward the end of the month following the end of the fiscal quarter (the “trading window”). For example, if the first quarter results of the Company are announced on the evening of May 1, trading would be permissible from the morning of May 3 until the close of trading on June 15. This restriction on trading after June 15 and until one full trading day after the next quarter’s results are announced is intended to prevent any implication that knowledge of the second quarter results could affect trading.

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The Company may impose event specific restricted periods during which directors, officers and employees may not trade any securities of the Company. Such event specific restricted periods may be imposed during a trading window. If an event specific restricted period is imposed, the Securities Compliance Officer will separately communicate both the start and end dates of the restricted period by e-mail communications to affected persons. Only after receipt of such notification from the Securities and Compliance Officer that the event specific restricted period is over may a director, officer or employee engage in a stock trade, subject to compliance with the other provisions of this Policy, including that the trade occur during a trading window.

Note that the limitations in Section I above relating to material non-public information remain applicable even during periods when trading is otherwise permitted by this Section II. The two sections apply independently. In other words, you are not permitted, even during a trading window, to trade if you are in possession of material non-public information.

In some circumstances, standing trading orders to buy or sell Company securities extend beyond the open trading window into the restricted period. As a result, Company employees could be in the position of buying or selling Company stock based on such pre-existing orders during the restricted period or while in possession of material, non-public information, each of which is a violation of this policy. Consequently, Company directors, officers and employees should not place trading orders with brokers that extend into blackout periods, and must immediately cancel any such orders that inadvertently extend into blackout periods to prevent trades after close of the applicable trading window. 10b5-1 Sales Plans (as described below), which generally may operate without regard for trading windows or restricted periods, are the appropriate vehicle for such automated trading programs.

Finally, no director, executive officer or other person designated by the Securities Compliance Officer may trade, even during periods otherwise permitted under this Section II, without first complying with the pre-clearance procedures described in Sections 4 below.

III.	10b5-1 Sales Plans.

Assuming compliance with Rule 10b5-1 and this policy, under certain 10b5-1 Sales Plans, the trading window (and restricted period) restrictions are not applicable, as further described herein.

The SEC adopted Rule 10b5-1 to assist insiders of public companies like the Company in planning and carrying out personal trading programs reducing the risk of violating insider trading laws. Rule 10b5-1 provides that a Company insider who trades securities while aware of material, non-public information does not violate Section 10(b) and Rule 10b-5 if the trading is in conformity with a binding contract, instruction or written plan put into place at a time when the Company insider is not aware of material, non-public information. Thus, from time to time, the Board of Directors of the Company may approve 10b5-1 Sales Plans pursuant to which certain Company insiders can trade Company securities without certain restrictions including trading windows and blackout periods as set forth herein. Any Company policies regarding Rule 10b5-1 stock sales generally govern the procedures required to establish such a plan, and any such implemented policies should be consulted in advance in order to make the process run smoothly.

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Any person seeking to implement a 10b5-1 Sales Plan must submit the plan in advance to the Company’s Securities Compliance Officer for legal compliance evaluation and subsequent consideration by the Company’s Board of Directors. Such procedures could take several weeks to complete. Proposed 10b5-1 Sales Plans may become operative only after all such reviews have been completed and approval by the Board, which is not a certainty and is in the Board’s sole discretion. Although Rule 10b5-1 may help Company insiders avoid liability under Rule 10b-5, it does not eliminate the requirements and prohibitions contained in other relevant securities laws. Also, the 10b5-1 Sales Plan must comply with the reporting requirements and short-swing liability rules under the Exchange Act as discussed later in this policy.

IV.	Accelerated Filing of Reports for Persons Subject to Section 16 of the Securities Exchange Act of 1934.

Section 403 of the Sarbanes-Oxley Act of 2002 amends Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to accelerate the filing due dates for certain beneficial ownership reporting forms on Forms 3, 4 and 5 (the “Section 16 Reports”) of directors, executive officers and greater than 10% beneficial owners of our securities (“Section 16 Insiders”) to the second business day following a transaction that effects a change in the ownership of our securities.

Given the amended short time frame for Section 16 Insiders to file their Section 16 Reports, it is the Company’s policy that all transactions in the Company’s stock (including a benefit plan transaction such as a cashless option exercise (other than an option exercise such as a stock for stock trade that does not include the sale of Company stock), a gift, a contribution to a trust or any other transfer) by directors and officers, including family members, must be cleared in advance with the Securities Compliance Officer. However, any Company insider subject to a 10b5-1 Sales Plan generally is not restricted by this pre-clearance requirement. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. A determination will be made whether the transaction may proceed. These procedures will help prevent inadvertent violations of the federal securities laws, will help avoid the appearance of insider trading and will prevent potentially embarrassing proxy disclosures. You will be notified if you are a Section 16 Insider.

In addition, Company insiders shall report each of the following transactions in writing to the Securities Compliance Officer: (a) the establishment of a 10b5-1 Sales Plan and (b) transactions in Company securities done pursuant to a 10b5-1 Sales Plan.

V.	Confidentiality Generally.

Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company (or confidential information about our customers or vendors), whether or not for the purpose of facilitating improper trading in our stock. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

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This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only pursuant to the Company’s public disclosure policies. Unless you are expressly authorized to the contrary, if you receive any inquires of this nature, you should decline comment and refer the inquiry to Arthur D. Sams.

VI.	Information About Other Companies.

In the course of your employment, you may become aware of material non-public information about other public companies — for example, other companies with which our Company has business dealings. You are prohibited from trading in the securities of any other public company at a time when you are in possession of material non-public information about such company.

VII.	Tipping.

Improper disclosure of material non-public information to another person who trades in the stock (so-called “tipping”) is also a serious legal offense by the tipper and a violation of the terms of this Policy. If you disclose material non-public information about our Company, or material non-public information about any other public company which you acquire in connection with your employment with our Company, you may be fully responsible legally for the trading of the person receiving the information from you (your “tippee”) and even persons who receive the information directly or indirectly from your tippee. Accordingly, in addition to your general obligations to maintain confidentiality of information obtained through your employment and to refrain from trading while in possession of material non-public information, you must take utmost care not to discuss confidential or material non-public information with family members, friends or others who might abuse the information by trading in securities.

VIII.	Anti-Hedging Policy.

We encourage interested directors, officers and employees to own our securities as a long-term investment at levels consistent with their individual financial circumstance and risk bearing abilities (since ownership of any security entails risk). However, certain forms of hedging or monetization transactions allow interested directors, officers and employees to lock in much of his or her stock holdings, often in exchange for all or a part of the potential for upside appreciation in the stock. These transactions allow interested directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the interested director, officer or employee may no longer have the same objectives as other stockholders of the Company. For these reasons, Company personnel may not trade in puts, calls, short sales or any other types of derivatives or hedging transactions relating to the future price of the Company’s stock. (You may, of course, exercise any stock options granted to you by the Company.)

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IX.	Margin Accounts and Pledges.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in the Company’s securities (based on Section 16 of the Exchange Act that prohibits “short-swing” trading by Insiders or otherwise), directors, officers and other employees are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.

X.	Consequences of Violation.

The Company considers strict compliance with this Policy to be a matter of utmost importance. We would consider any violation of this Policy by any director, officer or employee as a threat to our reputation. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company.

Insider trading is a crime, punishable by fines of up to $1,000,000 and 10 years in jail for individuals. In addition, the SEC may seek to impose on the violator a civil penalty of up to three times the profits made or losses avoided from the trading. Violators must also disgorge any profits made and are often subject to an injunction against future violations. Finally, under some circumstances violators may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided by the violator if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company to avoid insider trading violations. You should be aware that stock market surveillance techniques are becoming more sophisticated all the time, and the chance that federal authorities will detect and prosecute even small-level trading is a significant one. The risk is simply not worth taking.

XI.	Resolving Doubts.

If you have any doubt as to your responsibilities under this Policy, seek clarification and guidance before you act from the Securities Compliance Officer. Do not try to resolve uncertainties on your own.

XII.	A Caution About Possible Inability to Sell.

Although the Company encourages directors, officers and employees to own our securities as a long-term investment (see Section VIII above regarding anti-hedging policy), all personnel must recognize that trading in securities may be prohibited at a particular time because of the existence of material non-public information. Anyone purchasing our securities must consider the inherent risk that a sale of the securities could be prohibited at a time he or she might desire to sell them. The next opportunity to sell might not occur until after an extended period, during which the market price of the securities might decline.

XIII.	Effective Time.

This Insider Trading Policy had been duly approved and adopted by the Board of Directors.

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ACKNOWLEDGEMENT OF RECEIPT

OF INSIDER TRADING POLICY

The undersigned does hereby acknowledge receipt of the Insider Trading Policy of Polar Power, Inc. (the “Company”). The undersigned has read and understands (or has had explained) such Insider Trading Policy and agrees to be governed by such Insider Trading Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information during the undersigned’s employment or other relationship with the Company or longer as may be required. The undersigned understands that failure to comply in all respects with the Insider Trading Policy is basis for termination for cause of employment or other relationship with the Company.

Dated:
Signature
Printed Name:

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